Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Boat Holdings, Inc. Reports Record Results for Fiscal 2023 Second Quarter

VONORE, Tenn. – February 8, 2023 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2023 second quarter ended January 1, 2023.

Highlights:

Unless otherwise indicated, the highlights and commentary provided herein relate to our continuing operations, which exclude the NauticStar segment. Results for NauticStar are reported as discontinued operations.

▪
Net sales, diluted adjusted earnings per share, and Adjusted EBITDA were all the highest for any second quarter in the Company's history
▪
Ninth consecutive year-over-year record-setting quarter
▪
Record net sales for the second quarter increased to $159.2 million, up 10.2% from the prior-year period
▪
Record net income from continuing operations was $20.0 million, or $1.12 per diluted share, up 11.9% and 19.1%, respectively, from the prior-year period
▪
Record Diluted Adjusted Net Income per share, a non-GAAP measure, was $1.20, up 18.8% from the prior-year period
▪
Record Adjusted EBITDA, a non-GAAP measure, increased to $29.8 million, up 9.8% from the prior-year period
▪
Share repurchases of $4.8 million during the quarter
▪
Record operating cash flow, driven by record earnings and diligent working capital management

Fred Brightbill, Chief Executive Officer and Chairman, commented, “Our business has performed extremely well through the first half of fiscal 2023, delivering record financial results which have exceeded expectations. Our diligent approach to business planning and our best-in-class operating model have allowed us to operate efficiently and have provided us with the confidence and agility to respond to a range of potential retail demand scenarios. Our robust portfolio of innovative products, healthy dealer inventory levels, and our flexible production capabilities position us well to capitalize on the boat show and summer selling seasons.”

Brightbill continued, “Net sales, diluted adjusted earnings per share, and Adjusted EBITDA were all the highest for any second quarter in the Company’s history, and it is our ninth consecutive year-over-year record-setting quarter. Strong operating results and diligent working capital management also allowed us to generate the most cash flow from operations and free cash flow in the Company’s history. This exceptional operational and financial performance was enabled by our strategic focus on the consumer, and through investments in people and operations.”

Second Quarter Results

Unless otherwise indicated, the financial results provided herein relate to our continuing operations, which excludes the NauticStar segment. Results for NauticStar are reported as discontinued operations.

For the second quarter of fiscal 2023, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $159.2 million, up $14.8 million from the second quarter of fiscal 2022. The net sales increase reflects higher prices, partially offset by decreased sales volume and increased dealer incentives. Dealer incentives include higher floor plan financing costs and other incentives as dealer inventories recover.

Gross profit increased $1.9 million and gross profit margin decreased 120 basis points to 24.0 percent in the second quarter of fiscal 2023 from 25.2 percent in the second quarter of fiscal 2022. The decreased margin was mainly due to higher costs from inflationary pressures, changes in model mix, higher dealer incentives, and increased warranty costs, partially offset by higher prices and improved production efficiencies.

Operating expenses decreased $1.0 million for the second quarter of fiscal 2023, compared to the prior-year period primarily as a result of decreased variable compensation costs.

Net income from continuing operations was $20.0 million for the second quarter of fiscal 2023, compared to $17.9 million in the prior-year period. Diluted net income from continuing operations per share was $1.12, compared to $0.94 for the second quarter of fiscal 2022.

Adjusted Net Income increased to $21.3 million for the second quarter of fiscal 2023, or $1.20 per diluted share, compared to $19.2 million, or $1.01 per diluted share, in the prior-year period.

Adjusted EBITDA was $29.8 million for the second quarter of fiscal 2023, compared to $27.2 million in the prior-year period. Adjusted EBITDA margin was 18.7 percent for the second quarter, down from 18.8 percent for the prior-year period.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Concluded Brightbill, “Looking forward, we are raising our guidance for the full year based on our strong performance and incremental retail demand visibility. We will continue to monitor the strength of retail demand and adjust our production plans as appropriate to maintain healthy dealer inventories. Our guidance continues to reflect the potential for a range of retail demand scenarios as we approach the all-important summer selling season.”

The Company’s outlook is as follows:

•
For full year fiscal 2023, consolidated net sales is now expected to be between $620 million and $640 million, with Adjusted EBITDA between $111 million and $118 million, and Adjusted Earnings per share of between $4.40 and $4.66. We continue to expect capital expenditures to be approximately $30 million for the full year.
•
For the third quarter of fiscal 2023, consolidated net sales is expected to be approximately $158 million, with Adjusted EBITDA of approximately $26 million, and Adjusted Earnings per share of approximately $1.04.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal second quarter 2023 results today, February 8, 2023, at 8:30 a.m. EDT. Participants may access the conference call live via webcast on the investor section of the Company’s website, Investors.MasterCraft.com, by clicking on the webcast icon. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay of the conference call and webcast will be archived on the Company's website.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its three brands, MasterCraft, Crest, and Aviara. Through these three brands, MasterCraft Boat Holdings has leading market share positions in two of the fastest growing segments of the powerboat industry – performance sport boats and pontoon boats – while entering the large, growing luxury day boat segment. For more information about MasterCraft Boat Holdings, and its three brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.CrestPontoons.com, and www.AviaraBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning the resilience of our business model; and our intention to drive value and accelerate growth.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: changes in interest rates, the potential effects of supply chain disruptions and production inefficiencies, general economic conditions, demand for our products, inflation, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our fixed cost base, the successful introduction of our new products, and geopolitical conflicts. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022, filed with the Securities and Exchange Commission (the “SEC”) on September 9, 2022, and our Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2023, filed with the SEC on February 8, 2023, could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three and Six Months Ended January 1, 2023

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	January 1,	January 2,	January 1,	January 2,
	2023	2022	2023	2022

Net sales	$159,188	$144,400	$328,704	$275,050
Cost of sales	120,961	108,039	244,504	208,107
Gross profit	38,227	36,361	84,200	66,943
Operating expenses:
Selling and marketing	3,042	3,056	6,821	6,949
General and administrative	8,235	9,197	17,718	17,917
Amortization of other intangible assets	489	489	978	978
Goodwill impairment	—	—	—	1,100
Total operating expenses	11,766	12,742	25,517	26,944
Operating income	26,461	23,619	58,683	39,999
Other income (expense):
Interest expense	(666)	(357)	(1,228)	(739)
Interest income	621	—	772	—
Income before income tax expense	26,416	23,262	58,227	39,260
Income tax expense	6,433	5,403	13,609	9,169
Net income from continuing operations	19,983	17,859	44,618	30,091
Loss from discontinued operations, net of tax	(300)	(2,457)	(20,867)	(4,303)
Net income	$19,683	$15,402	$23,751	$25,788

Net income (loss) per share
Basic
Continuing operations	$1.13	$0.95	$2.51	$1.60
Discontinued operations	(0.02)	(0.13)	(1.18)	(0.23)
Net income	$1.11	$0.82	$1.33	$1.37

Diluted
Continuing operations	$1.12	$0.94	$2.49	$1.59
Discontinued operations	(0.01)	(0.13)	(1.16)	(0.23)
Net income	$1.11	$0.81	$1.33	$1.36

Weighted average shares used for computation of:
Basic earnings per share	17,669,645	18,722,386	17,807,853	18,786,343
Diluted earnings per share	17,774,329	18,899,136	17,903,027	18,951,627

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	January 1,	June 30,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,061	$34,203
Held-to-maturity securities	59,744	—
Accounts receivable, net of allowances of $36 and $214, respectively	6,745	22,472
Inventories, net	50,298	58,595
Prepaid expenses and other current assets	5,754	7,232
Current assets associated with discontinued operations	—	23,608
Total current assets	151,602	146,110
Property, plant and equipment, net	63,973	55,823
Goodwill	28,493	28,493
Other intangible assets, net	36,440	37,418
Deferred income taxes	16,891	21,525
Deferred debt issuance costs, net	355	406
Other long-term assets	2,003	1,290
Non-current assets associated with discontinued operations	—	5,987
Total assets	$299,757	$297,052
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,637	$23,375
Income tax payable	2,389	4,600
Accrued expenses and other current liabilities	60,983	54,437
Current portion of long-term debt, net of unamortized debt issuance costs	3,627	2,873
Current liabilities associated with discontinued operations	—	7,887
Total current liabilities	80,636	93,172
Long-term debt, net of unamortized debt issuance costs	51,486	53,676
Unrecognized tax positions	5,988	6,358
Operating lease liabilities	1,825	198
Total liabilities	139,935	153,404
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 17,776,299 shares at January 1, 2023 and 18,061,437 shares at June 30, 2022	178	181
Additional paid-in capital	89,010	96,584
Retained earnings	70,634	46,883
Total stockholders' equity	159,822	143,648
Total liabilities and stockholders' equity	$299,757	$297,052

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended			Six Months Ended
	January 1,	January 2,		January 1,	January 2,
	2023	2022	Change	2023	2022	Change
	(Dollars in thousands)

Unit sales volume:
MasterCraft	776	886	(12.4)%	1,557	1,669	(6.7)%
Crest	776	690	12.5%	1,622	1,406	15.4%
Aviara	34	23	47.8%	66	42	57.1%
Consolidated	1,586	1,599	(0.8)%	3,245	3,117	4.1%
Net Sales:
MasterCraft	$108,665	$106,773	1.8%	$221,685	$198,788	11.5%
Crest	36,665	29,718	23.4%	80,226	62,498	28.4%
Aviara	13,858	7,909	75.2%	26,793	13,764	94.7%
Consolidated	$159,188	$144,400	10.2%	$328,704	$275,050	19.5%
Net sales per unit:
MasterCraft	$140	$121	15.7%	$142	$119	19.3%
Crest	47	43	9.3%	49	44	11.4%
Aviara	408	344	18.6%	406	328	23.8%
Consolidated	100	90	11.1%	101	88	14.8%
Gross margin	24.0%	25.2%	(120) bps	25.6%	24.3%	130 bps

Non-GAAP Measures

EBITDA, Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin

We define EBITDA as net income from continuing operations, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, these adjustments include share-based compensation and goodwill impairment. We define EBITDA margin and Adjusted EBITDA margin as EBITDA and Adjusted EBITDA, respectively, each expressed as a percentage of net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income and Adjusted Net Income per share as net income from continuing operations, adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. For the periods presented herein, these adjustments include other intangible asset amortization, share-based compensation, and goodwill impairment.

EBITDA, Adjusted EBITDA, EBITDA margin, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share, which we refer to collectively as the Non-GAAP Measures, are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, or U.S. GAAP. The Non-GAAP Measures are not measures of performance in accordance with U.S. GAAP and should not be considered as an alternative to net income, net income per share, or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with U.S. GAAP, provides a more complete understanding of factors and trends affecting our business than does U.S. GAAP measures alone. We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and the Non-GAAP Measures do not reflect any cash requirements for such replacements;
•
The Non-GAAP Measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•
The Non-GAAP Measures do not reflect changes in, or cash requirements for, our working capital needs;
•
The Non-GAAP Measures do not reflect our tax expense or any cash requirements to pay income taxes;
•
The Non-GAAP Measures do not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•
The Non-GAAP Measures do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

Beginning in the first quarter of fiscal 2023, due to the effects of discontinued operations, as discussed above, the Company's non-GAAP financial measures are presented on a continuing operations basis, for all periods presented.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of net income from continuing operations as determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA, and net income from continuing operations margin to EBITDA margin and Adjusted EBITDA margin (each expressed as a percentage of net sales) for the periods indicated:

	Three Months Ended				Six Months Ended
	January 1,	% of Net	January 2,	% of Net	January 1,	% of Net	January 2,	% of Net
	2023	sales	2022	sales	2023	sales	2022	sales
	(Dollars in thousands)				(Dollars in thousands)
Net income from continuing operations	$19,983	12.6%	$17,859	12.4%	$44,618	13.6%	$30,091	10.9%
Income tax expense	6,433		5,403		13,609		9,169
Interest expense	666		357		1,228		739
Interest income	(621)		—		(772)		—
Depreciation and amortization	2,610		2,364		5,211		4,823
EBITDA	29,071	18.3%	25,983	18.0%	63,894	19.4%	44,822	16.3%
Share-based compensation	745		1,171		1,865		2,033
Goodwill impairment(a)	—		—		—		1,100
Adjusted EBITDA	$29,816	18.7%	$27,154	18.8%	$65,759	20.0%	$47,955	17.4%

(a)
Represents a non-cash charge recorded in the Aviara segment for impairment of goodwill.

The following table sets forth a reconciliation of net income from continuing operations as determined in accordance with U.S. GAAP to Adjusted Net Income for the periods indicated:

	Three Months Ended		Six Months Ended
	January 1,	January 2,	January 1,	January 2,
	2023	2022	2023	2022
	(Dollars in thousands, except per share data)		(Dollars in thousands)
Net income from continuing operations	$19,983	$17,859	$44,618	$30,091
Income tax expense	6,433	5,403	13,609	9,169
Amortization of acquisition intangibles	462	462	924	924
Share-based compensation	745	1,171	1,865	2,033
Goodwill impairment(a)	—	—	—	1,100
Adjusted Net Income before income taxes	27,623	24,895	61,016	43,317
Adjusted income tax expense(b)	6,353	5,726	14,034	9,963
Adjusted Net Income	$21,270	$19,169	$46,982	$33,354

Adjusted net income per common share
Basic	$1.20	$1.02	$2.64	$1.78
Diluted	$1.20	$1.01	$2.62	$1.76
Weighted average shares used for the computation of (c):
Basic Adjusted net income per share	17,669,645	18,722,386	17,807,853	18,786,343
Diluted Adjusted net income per share	17,774,329	18,899,136	17,903,027	18,951,627

(a)
Represents a non-cash charge recorded in the Aviara segment for impairment of goodwill.
(b)
Reflects income tax expense at an income tax rate of 23.0% for each period presented.
(c)
Represents the Weighted Average Shares used for the computation of Basic and Diluted earnings per share as presented on the Consolidated Statements of Operations to calculate Adjusted Net Income per diluted share for all periods presented herein.

The following table presents the reconciliation of net income from continuing operations per diluted share to Adjusted Net Income per diluted share for the periods presented:

	Three Months Ended		Six Months Ended
	January 1,	January 2,	January 1,	January 2,
	2023	2022	2023	2022
Net income from continuing operations per diluted share	$1.12	$0.94	$2.49	$1.59
Impact of adjustments:
Income tax expense	0.36	0.29	0.76	0.48
Amortization of acquisition intangibles	0.03	0.02	0.05	0.05
Share-based compensation	0.04	0.06	0.10	0.11
Goodwill impairment(a)	—	—	—	0.06
Adjusted Net Income per diluted share before income taxes	1.55	1.31	3.40	2.29
Impact of adjusted income tax expense on net income per diluted share before income taxes(b)	(0.35)	(0.30)	(0.78)	(0.53)
Adjusted Net Income per diluted share	$1.20	$1.01	$2.62	$1.76

(a)
Represents a non-cash charge recorded in the Aviara segment for impairment of goodwill.
(b)
Reflects income tax expense at an income tax rate of 23.0% for each period presented.

Investor Contact:

MasterCraft Boat Holdings, Inc.

George Steinbarger

Chief Revenue Officer

Email: investorrelations@mastercraft.com

# # #